EXHIBIT 99.2

                                   StorageTek
                             Q3 2002 Conference Call
                    Script of Prepared Remarks of Pat Martin


Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I'll turn it over to Bobby who will cover our third quarter financial performance in depth.

By now, I'm sure you have had the opportunity to read our earnings release. Given the current economic environment, with the storage market continuing its decline in the third quarter, we are very pleased with our revenue and earnings results. In the third quarter, we generated $502 million in revenue. On a year-over-year basis, our revenues were up 1% and also up 2% from the second quarter this year. This yielded net income of $24 million, and diluted earnings per share of $0.22, that's up nearly 30% over third quarter last year.

On a year to date basis, we believe that the storage market declined approximately 10%, while StorageTek's revenues declined only 2%. And more importantly our earnings grew nearly 80%!

It's important to note that while many companies pre-announced earnings and revenue shortfalls in last year's third quarter - we did not. So this year's third quarter results are compared to a normal third quarter performance in 2001. Many of you already know, that most IT spending comes in the last month of the quarter. This quarter was no different. In fact, if anything, the lack of linearity was more pronounced this quarter. However, as our results show, we actually saw strength and momentum in the last two weeks of September.

We continue to see further progress on the balance sheet. Bobby will detail these improvements in a moment, but I would like to draw your attention to the continued improvements in our cash and our inventory positions. Given the economic and market uncertainties, we believe it is critical to continue to strengthen our financial position. To that end, our cash position now stands at $550M, a $200M improvement over Q3 of last year. And we have reduced our inventories by 53% over the same period.

While we did have slight growth in our third quarter revenues, IT spending continues to be weak. Some of the other storage providers, who have reported their quarter results, have already discussed just how challenging the marketplace is. Our revenue performance clearly shows that we are meeting the needs of customers and we are gaining share.

According to IDC, the global IT market showed further signs of weakness in the third quarter. While some domestic macroeconomic indicators have turned positive, it is generally believed that this has not translated into IT nor specifically, storage spending. In a recent Lehman report, it is estimated that storage spending will likely decline 15% in 2002. With our year-to-date revenue down 2%, it would appear that we are gaining market share and positioning ourselves for when the market does recover.

Many believe that the European recovery will still lag that of the U.S. recovery by 6 to 9 months. The Asia/Pacific region is still burdened by the issues in Japan; however, the other markets such as China, India and Korea are showing strength. And of course, the Latin American markets have been severely impacted by their economic challenges.

This general weakness continues to impact the purchasing decisions of our customers. As we have said for a number of quarters, customers continue to be very cautious in their IT purchases and we continue to see transactions delayed, smaller deal sizes, and authorizations for contracts escalated. So, in spite of these challenges, we believe that our relatively strong quarter is evidence of the compelling value proposition we offer our customers.

While the environment continues to be challenging, we are still bringing desired products to market and services to our customers to help them meet their ever-increasing needs. And despite the current outlook that storage spending growth will continue to be slow for the remainder of the year, we still believe we will deliver full year earnings improvement of 30% over last year's pro forma earnings.

In addition to revenue increasing, we also saw margin expand again this quarter. Our gross margin improved nearly a full point over third quarter last year, driven by a three plus percentage improvement in our service margins. We previously reported on our progress to improve the efficiencies in the maintenance portion of services. This margin improvement is a direct result of these efforts, as well as our success in bundling our services and products together as one offering for our customers.

Tape continues to be the low-cost media of choice for backup and archiving. Revenue from our automated tape solutions was down about 7% from the third quarter 2001 but up 2% from the second quarter this year. However, as you have seen from the results of others in this market segment, we believe we gained share this quarter and this year.

Customers continue to select the storage solutions that best meet their needs - whether that is tape, disk or SAN. One of our customers, a preeminent global financial services company, needed to consolidate their numerous older subsystems into fewer larger systems. After many months of review and evaluation, the customer selected StorageTek for their tape and disk consolidation. The customer's solution included our virtual tape solutions, our V960 virtual disk offerings, our 9840B tape drives, and supporting products as well our professional services. This was a large transaction with revenue acceptances spread over several quarters and only part of the total future opportunity.

Another customer, one of the nation's largest bank-based financial services companies, needed to drive down costs and increase the efficiency of its data center by use of virtual tape and fast-access physical tape. This customer purchased two VSM3s as well as a number of 9840 tape drives for a cost-effective solution for a new image archiving system that was being deployed to replace microfiche and paper documents. Our solution was able to efficiently increase storage capacity while minimizing floor space requirements. Our professional services organization performed media conversion from IBM optical to our 9840 tapes in addition to supporting the customer's migration from IBM's VTS to our VSM.

Another customer, one of the largest financial services infrastructure companies, determined that they needed a third data center to sufficiently protect against external threats for mission critical data. This customer decided that in these precarious times, it was vital that they make the investment for another, distant data center. Through our sales and professional services people the customer evaluated, tested and determined that the most efficient method to replicate the data at the third location would be our virtual tape solution.

Late last month we launched two additional offerings to our automated tape solutions - our 9940B tape drive and the SDLT 320. The SDLT 320 tape drive used in tandem with our L-Series libraries offers a powerful solution for data protection and storage management. The new 9940B is the industry's fastest, highest capacity tape drive. This drive can deliver unmatched data transfer rates, storage capacity, high duty-cycle reliability and significantly lower failure rates. To quote Bob Abraham from Freeman Reports, "StorageTek continues to drive innovation with the new T9940B and extends its technology leadership and market position." Performance of the 9940B at our customer's sites has been very positive and we are seeing strong demand.

We continue to see strong revenue growth from disk. This quarter, disk revenue was up more than 40% over last year. While disk only accounts for about 10% of our product revenue this quarter, we are pleased at the success we are having. This growth demonstrates that our customers want a total storage solutions provider.

Recently, we announced two new solutions in our disk offerings. We unveiled our V2X virtual disk storage system for both the open systems and mainframe environments. This marks a significant gain in our V-series product line and includes a new switched fibre architecture to provide better reliability and performance, increased addressing, cache and capacity improvements as well as faster fibre channel connectivity cards for increased performance.

Additionally, we launched the new D280 disk solution, our latest offering through the strategic alliance with LSI Logic. This solution is targeted at customers with high I/O and bandwidth intensive environments and can offer a cost-effective, integrated disk platform of disaster recovery, business continuity, storage consolidation and high-performance computing.

Additionally, yesterday we launched our ATA solution, Intelligent BladeStore(TM) Architecture. BladeStore delivers the ability to store large quantities of data in a small footprint. It combines low-cost ATA disk drives for data storage and the performance and reliability of an enterprise class Fibre-Channel disk system. Our offering is really best-in-class of all the ATA offerings.

As mentioned in our last call, we believe that the price/performance of ATA technology allows it to fit nicely between tape and disk. This mezzanine storage will pull much of the replicated data currently residing on expensive enterprise disk environments, as well as data from tape that requires faster access. Intelligent BladeStore complements enterprise-class disk by driving down costs and complements tape with faster access.

The best solution is often a combination of online, Nearline and offline storage tailored to fit the individual needs of the customer. We continue to expand our offerings as customers' needs expand.

Within networking, sales from SAN hardware products showed strong improvement with growth of almost 50% over the third quarter last year and up 25% for the first nine months. We continue to see customers who are initiating and expanding their SAN implementations and who need support in managing their storage networks whether through hardware, software or services.

This quarter we announced the offering of the Silkworm 3200 Fabric Switch for entry-level SAN environments as well as new tape mirroring technology for our StorageNet 6000. This new mirroring technology enhances existing software by helping to automate the backup process and eliminate costly human intervention. Additionally it is far faster than the traditional method of cloning a copy after the original has been created.

So far this year, StorageTek has brought over 15 new and enhanced products to market this year!

This quarter one customer, a multinational manufacturer and marketer of household products, decided to convert the entire company's IT infrastructure. The customer chose StorageTek's SN6000(TM) over alternative competitive solutions, because it creates a separate tape SAN, allowing all aspects of SAN operation to be monitored from one location. The TCO evaluation showed significant savings of man-hours for system administrators over the next few years.

Service revenues were up 11% for the third quarter over third quarter last year. We continue to see a lot of opportunity in the services area. Next month at our Analyst Meeting in New York, we will be talking more about the addressable market in services and how we intend on capitalizing on those opportunities.

This quarter, we were able to secure a transaction with the largest supplier of products and services to the global semiconductor industry. Through the team efforts of our sales and service personnel, we were able to provide them with a backup and recovery system for a new production data center. In addition to three of the new L5500 libraries and numerous LTO tape drives, the contract included extensive SAN implementation, professional services and a multi-year, firm-term maintenance contract.

Our direct product sales grew 5% over the second quarter of this year, while our indirect sales were down roughly 2% over the same period. On a year over year basis, our indirect sales grew 8%, while our direct sales declined 9%, primarily driven by our European and Latin operations.

The sales decline in Europe and Latin America were offset by growing service revenues in these regions. Given the weak economies in Europe, Japan and Latin America, delivering flat year-over-year revenues is very credible. The US/Canada region had nearly a 5% improvement over third quarter last year and a 6% growth sequentially. This shows the continued strengthening of our North America sales force.

We mentioned our Public Sector performance in our last few conference calls, and I am happy to report that our Public Sector was up nearly 20% for the quarter and is up over 45% year-to-date.

From an operations perspective, we continue to see improvements. While Bobby will address some of the specifics I would like to share an award we recently received. In August, StorageTek was named Company of the Year by ColoradoBiz Magazine for its operational efficiency across the entire organization. Over the past year we were able to reduce order fulfillment cycle time by 25 percent, reduce inventory by over $100 million and significantly reduce facilities space. As I said, in these difficult economic times, operational effectiveness is critical.

We are actually holding this call from Forum 2002 - that's our annual IT users' conference. It is being held in Denver this year. We currently have a gathering of over 600 of our best and largest customers and partners from around the world. Forum is a great vehicle for us to discuss how our solutions can help meet their needs; our customers have the opportunity to interact with other storage professionals and it gives us the opportunity to hear about their emerging challenges. Our newer products and services are being well received and it's very exciting to feel the energy and enthusiasm from such a large group.

We are also taking this opportunity to rollout our strategy of Data Lifecycle Management, here at Forum. We'll be talking about Data Lifecycle Management more at our Analyst Meeting in November, but suffice it to say that it is StorageTek's focus to offer hardware and software solutions and services that enable our customers to take advantage of the entire spectrum of storage solutions in a holistic way, enabling them to put the right type of data on the right devices at the right time, thereby reducing their overall storage spend.

More than ever we are optimistic. This year and last year have certainly been a challenging one for our country, for our economy and for our industry. But our customers continue to tell us they need solutions - total solutions that include tape, disk, storage networking and services. Our strategy and focus allow us to be the chosen partner for many of our customers.

Two years ago, we told you that we were going to drive this company forward by positioning ourselves as a full storage provider and by focusing on (1) Profitable revenue growth and (2) Unleashing trapped profitability. And we have held true to that course, despite an unexpected and sudden decline in the storage market in the last year and a half; we kept to our game plan - we gained share, we refreshed our product line and drove efficiencies throughout the company.

We are not finished yet and next month, in our Analyst's Meeting we will expand on these themes and expand on our thrust into Life Cycle Data management.

At this time, I'd like to turn it over to Bobby Kocol.